Pengram Corporation
1200 Dupont Street, Suite 2J
Bellingham, WA 98225

Pengram Corporation Enters Into Option Agreement to Acquire June Mineral Claims

February 5, 2010, Pengram Corporation (OTCBB: PNGM) (the “Company”) announced today that it has entered into an option agreement to acquire the June Mineral Claims (the "June Claims") in the Alberni Mining Division of the Province of British Columbia. The June Claims cover an area of approximately 250 acres located 5.5 miles southeast of Gold River, British Columbia.

The property was originally mined on a small-scale basis in the 1930's. There is approximately 120 feet of open cut workings on the property.

In 1946, a geologist with the BC Department of Mines took 31 samples from the property for assay. The samples assayed in a range from trace to 16 oz. per ton of gold and 22 oz. per ton silver, with the average of the 31 samples being over one ounce gold and five ounces silver. A number of the assays also contained copper, lead and zinc.

A small sampling program by an independent geologist in 1977 confirmed the existence of the same suite of mineralization on the property. Two samples taken across a vien exposed in workings on the property returned the following values:

Sample No.	Au oz/T	Ag Oz/T	Cu %	Pb %	Zn %
16211	0.672	6.73	4.68	0.70	0.33
16212	0.226	8.62	5.91	0.65	0.19

Although the sample values are quite high, the property is in a rough-grade area and is accessible only by water with the result that significant additional exploration work will be necessary to determine if volumes of mineralization sufficient to make it economical exists. The Company plans, subject to financing, to commence exploration programs in the summer of this year.

Under the terms of the option agreement, the Company will acquire a 100% undivided interest in the property, subject to a royalty of 2% of net smelter returns by paying $33,000 and issuing 300,000 common shares in stages over a three year period.

For Additional Information, Contact:

PENGRAM CORPORATION

Richard W. Donaldson
President, Secretary and Treasurer
Telephone: (360) 255-3436

Forward-Looking Statement

This document may include statements that constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s limited operating history, future trends in mineral prices, the availability of capital, geological or mechanical difficulties affecting its planned geological work programs and other risks detailed in the Company’s filings with the U.S. Securities and Exchange Commission. In particular, there is no assurance that the Company will exercise the option or will obtain sufficient financing to permit it to proceed with the proposed exploration program and there is no assurance that economic volumes of ore will be found by any exploration program. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes in the future.